As filed with the Securities and Exchange Commission on August 2, 2024

Registration No. 333-279733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 3

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANTELOPE ENTERPRISE HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1802, Block D, Zhonghai International Center,

Hi-Tech Zone, Chengdu,

Sichuan Province, PRC

Telephone: +86 (28) 8532 4355

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Weilai Zhang

Suite 7540, The Empire State Building,

350 Fifth Avenue

New York, New York 10118

Telephone: +1 (838) 500 8888

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Tel: (212) 530-2208

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Antelope Enterprise Holdings Ltd. is filing this Amendment No. 3 (“Amendment No.3”) to the Registration Statement on Form F-1 (Registration No. 333-279733) (the “Registration Statement”), as an exhibit-only filing. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement and the exhibits being filed with this Amendment No. 3. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The BVI Act limits the extent to which a company articles of association may provide for indemnification of any persons, such indemnification is, only permitted where the director acted honestly and in good faith and in what he believed to be in the best interests of the company, and in the case of indemnification for criminal proceedings, the person has no reasonable cause to believe that the conduct was unlawful. In addition, under common law, indemnification provisions may be void if held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that we shall indemnify our directors, against all expenses, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the British Virgin Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7. Recent Sales of Unregistered Securities

Since January 1, 2021 and up to the date of this prospectus, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No placement agents were involved in these issuances of securities.

Recent Sales of Unregistered Securities

We have issued and sold the following securities over the past three years.

●	On June 28, 2024, the Company entered into two securities purchase agreements with two investors to sell the collectively the 108,085 Class A Ordinary Shares at a per share purchase price of $2.313. 108,085 Class A Ordinary Shares were issued to the investors on July 2, 2024,
●	On June 10, 2024, the Company issued 156,055 Class A Ordinary Shares of the Company to investors at a per share purchase price of $1.602.
●	On May 28, 2024, the Company issued 102,041 Class A Ordinary Shares of the Company to an investor at a per share purchase price of $0.98.
●	On April 15, 2024 the Company entered into a warrant exchange agreement with certain holder of warrants. The holder of warrants owned 50,071 warrants at the time of entering into the warrant exchange agreement, and received 25,036 restricted Class A Ordinary Shares upon closing of the transaction as contemplated in warrant exchange agreement.
●	On April 12, 2024, the Company issued 51,417 Class A Ordinary Shares of the Company to Qunying Pan for consultant compensation.
●	On April 2, 2024, the Company entered into a warrant exchange agreement with certain holder of warrants. The holder of warrants owned 60,052 warrants at the time of entering into the warrant exchange agreement, and received 30,026 restricted Class A Ordinary Shares upon closing of the transaction as contemplated in warrant exchange agreement.
●	On March 15, 2024, the Company issued 1,727,941 Class A Ordinary Shares of the Company to investors at $1.36 per share.
●	On February 27, 2024, the Company issued 75,000 Class A Ordinary Shares of the Company to Khoo Kien Hoe for consultant compensation.
●	On February 26, 2024, the Company issued 4,200 Class A Ordinary Shares of the Company to TJCM Asset Management LLC for consultant compensation.
●	On February 15, 2024, the Company entered into warrant exchange agreements with each of several holders of warrants to purchase Class A ordinary share. The holders, collectively, owned 202,030 warrants at the time of entering into the warrant exchange agreement, and received 101,018 restricted Class A Ordinary Shares and $202,030 in cash upon closing of the transaction as contemplated in the warrant exchange agreements.
●	On February 2, 2024, the Company issued 193,994 Class A Ordinary Shares of the Company to Global Pacific Securities US Inc for consultant compensation.
●	On January 8, 2024, the Company issued 100,000 Class A Ordinary Shares of the Company to Yvonne Y Zhang for consultant compensation.
●	On October 31, 2023, the Company issued 130,000 Class A Ordinary Shares of the Company to Baisheng International Group Limited for consultant compensation.
●	On October 16, 2023, the Company issued 120,000 Class A Ordinary Shares of the Company to Rongxiang Holdings Limited for consultant compensation.
●	On October 4, 2023, the Company issued 120,000 Class A Ordinary Shares of the Company to Yatian Investment Group Ltd for consultant compensation.
●	On September 8, 2023, the Company issued 110,000 Class A Ordinary Shares of the Company to Datong International Group Ltd for consultant compensation.
●	On August 30, 2023, the Company issued 118,725 Class A Ordinary Shares of the Company to Wisdom Investment Service Inc. and TJCM Asseet Management LLC for consultant compensation.
●	On August 2, 2023, the Company issued 208,334 Class A Ordinary Shares of the Company to investors at $0.48 per share.

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●	On July 12, 2023, the Company issued 100,000 Class A Ordinary Shares of the Company to Prima Network Financial Group for consultant compensation.
●	On July 4, 2023, the Company issued 13,947 Class A Ordinary Shares of the Company to TJCM Asset Management LLC for consultant compensation.
●	On May 2, 2023, the Company issued 84,480 Class A Ordinary Shares of the Company to Yufeng Lin, Liping Huang and Lei Deng for management and staff compensation.
●	On March 30, 2023, the Company issued 568,182 Class A Ordinary Shares of the Company to investors at $0.88 per share.
●	On January 13, 2023, the Company issued 123,457 Class A Ordinary Shares of the Company to investors, including Mr. Weilai (Will) Zhang, the Chief Executive Officer of the Company, at $0.81 per share.
●	On January 10, 2023, the Company issued 162,500 Class A Ordinary Shares of the Company to Mr. Weilai (Will) Zhang, the Chief Executive Officer of the Company, Mr. Ishak Han, a director of the Company, and another sophisticated purchaser at $0.80 per share.
●	On January 6, 2023, the Company issued 12,600 Class A Ordinary Shares of the Company to TJCM Asset Managemetn LLC for consultant compensation.
●	On January 5, 2023, the Company issued 30,000 Class A Ordinary Shares of the Company to Meishaugn Huang for management and staff compensation.
●	On January 3, 2023, the Company issued 168,000 Class A Ordinary Shares of the Company to Chungen Song, Tingting Zhang, Dian Zhang, Qiguo Wang and Ishak Han for management and staff compensation.
●	On December 12, 2022, the Company entered into a note purchase with Atlas Sciences, LLC, pursuant to which the Company agreed to the Investor an unsecured promissory note in the original principal amount of $1,332,500.00, for $1,250,000.00 in gross proceeds.
●	On June 10, 2021, in a concurrent private placement of a registered direct offering, the Company sold warrants to the investors to purchase 91,388 Class A Ordinary Shares, at an exercise price at $3.42 per share. The Company issued warrants to the placement agent, Dawson James Securities, Inc., to purchase a number of Class A Ordinary Shares equal to 5.0% of the aggregate number of shares sold to the investors in this offering, as well as the warrant shares issuable upon exercise of the warrants issued in the concurrent private placement, as additional placement agency compensation. The placement agent’s warrants have an exercise price at $4.35 per share.
●	On February 12, 2021, in a concurrent private placement of a registered direct offering, the Company entered into a certain securities purchase agreement with certain institutional investors, pursuant to which it sold warrants for the investors to purchase 58,824 Class A Ordinary Shares, at an exercise price equal to $3.57 per share. The placement agent, Dawson James Securities, Inc, also received five-year warrants to purchase up to a number of common shares equal to 5% of the aggregate number of shares sold in the offering, at an exercise price of $4.46 per share.

*The Company completed a reverse split at a ratio of one-for-ten on September 18, 2023 (the “Reverse Split”). On February 21, 2023, the Company amended its authorized share capital, and as a result, the ordinary share, par value $0.024 each, of the company were re-designated into Class A ordinary shares, no par value, and Class B ordinary shares, no par value (the “Re-designation”). All the numbers of unregistered securities sold in the past three years are updated retroactively to reflect the Reverse Split and the Re-designation.

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Item 8. Exhibits and Financial Statement Schedules

a) Exhibits

See Exhibit Index of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Exhibit Number	Description of Document
3.1	Amended and Restated Memorandum and Articles of Association of Antelope Enterprise Holdings Limited, effective on February 23, 2023 (incorporated by reference from Exhibit 1.1 of the Company’s Annual Report on Form 20-F filed with SEC on May 1, 2023)
4.1	Form of Certificate for Shares of the Registrant(incorporated by reference from Exhibit 2.2 of the Company’s Annual Report on Form 20-F filed with SEC on May 1, 2023
5.1*	Opinion of Harney Westwood & Riegels LP
10.1*	Form of Securities Purchase Agreement dated February 23, 2024
10.2*	The Warrant dated February 23, 2024 issued to Yina Weng
10.3*	The Warrant dated February 23, 2024 issued to Jia Zeng
10.4*	Standby Equity Subscription Agreement dated March 25, 2024 with Dafu International Group Ltd.
10.5*	Standby Equity Subscription Agreement dated March 25, 2024 with Baisheng International Group Ltd.
10.6*	Standby Equity Subscription Agreement dated March 25, 2024 with Dongsheng International Group Ltd.
10.7*	Termination and Mutual Release Agreement dated June 25, 2024 with Dongsheng International Group Ltd.
10.8*	Standby Equity Subscription Agreement dated June 25, 2024 with Hongfeng International Group Ltd.
21.1*	List of Subsidiaries
23.1***	Consent of Centurion ZD CPA & Co.
23.2***	Consent of Ark Pro CPA & Co.
23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.4*	Consent of Sichuan Jindouyun Law Firm (included in Exhibit 99.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics of the Registrant (incorporated by reference from Exhibit 11.1 of the Company’s Annual Report on Form 20-F filed with SEC on May 1, 2023)
99.2*	Opinion of Sichuan Jindouyun Law Firm regarding certain PRC law matters
107*	Filling Fee Table

*	Previously Filed
**	To be filed by amendments
***	Filed herewith

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Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 2, 2024.

Antelope Enterprise Holdings Ltd.

By:	/s/ Hen Man Edmund
Name:	Hen Man Edmund
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on August 2, 2024.

Name	Title

*	Chief Executive Officer and Director
Weilai (Will) Zhang	(Principal Executive Officer)

/s/ Hen Man Edmund	Chief Financial Offer
Hen Man Edmund	(Principal Accounting Officer and Principal Financial Officer)

*	Director
Tingting Zhang

*	Independent Director
Chungen Song

*	Independent Director
Dian Zhang

*	Director
Houyou Zhang

*	Independent Director
Ishak Han

*	Independent Director
Huashu Yuan

*	Director
Junjie Dong

*	Independent Director
Xiaoying Song

*	By:	/s/ Hen Man Edmund
Hen Man Edmund
Attorney-in-fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Weilai Zhang, the duly authorized representative in the United States of Antelope Enterprise Holdings Ltd., has signed this registration statement in the city of New York, NY, on August 2, 2024.

By:	/s/ Weilai Zhang
Name:	Weilai Zhang

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